Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SoundHound AI, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.0001 par value	(1)	Other	6,000,000	$5.7050	$34,230,000.00	0.0001531	$5,240.61

Total Offering Amounts:							$34,230,000.00		5,240.61
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$5,240.61

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock. Shares of Class A common stock represents the number of shares reserved for issuance under the SoundHound AI, Inc. 2024 Employment Inducement Incentive Award Plan employees of the Registrant as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4). Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $5.71, the average of the high and low sales price of a share of Class A common stock as reported on the Nasdaq Global Market on October 30, 2024.